Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Emily Downing-Baer edowning@unum.com
INVESTORS	Matt Royal investorrelations@unum.com

Unum Group Reports Third Quarter 2025 Results

•Net income of $39.7 million ($0.23 per diluted common share) for the third quarter of 2025; after-tax adjusted operating income was $357.1 million ($2.09 per diluted common share).
•Core operations remained strong with 2.9 percent premium growth on a constant currency basis, and 21.4 percent adjusted operating return on equity; these results drove robust traditional U.S. life insurance company statutory operating earnings of approximately $300 million when adjusted for the impacts of the closing of our external long-term care reinsurance transaction.
•Completed our annual GAAP reserve assumption updates, resulting in an after-tax net reserve increase of $377.8 million; the increase reflects strategic actions and experience updates in long-term care, partially offset by favorable trends in core businesses lines; the long-term care updates include de minimis expected statutory impacts without any capital contributions.
•Strong balance sheet with holding company liquidity of $2.0 billion and weighted average risk-based capital ratio of approximately 455 percent, well above target levels and positions us to achieve full-year outlook; returned approximately $980 million to shareholders year-to-date, including $250 million of share repurchase and $78.3 million in common stock dividends during the quarter.
•Book value per common share of $64.56 grew 8.8 percent over the year-ago quarter; book value per common share excluding accumulated other comprehensive income (AOCI) of $77.39 grew 4.4 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (November 3 2025) - Unum Group (NYSE: UNM) today reported net income of $39.7 million ($0.23 per diluted common share) for the third quarter of 2025, compared to net income of $645.7 million ($3.46 per diluted common share) for the third quarter of 2024.

Included in net income for the third quarter of 2025 are the after-tax amortization of the cost of reinsurance of $38.3 million ($0.22 per diluted common share), the after-tax amortization of the deferred gain on reinsurance of $3.6 million ($0.02 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $6.1 million ($0.04 per diluted common share), an after-tax net reserve increase related to assumption updates of $377.8 million ($2.21 per diluted common share), and a net after-tax investment gain on the Company’s investment portfolio of $101.2 million ($0.59 per diluted common share). Included in net income for the third quarter of 2024 are the after-tax amortization of the cost of reinsurance of $8.2 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $4.8 million ($0.03 per diluted common share), an after-tax net reserve decrease related to assumption updates of $282.6 million ($1.51 per diluted common share), an after-tax loss resulting from a legal settlement of $12.1 million ($0.06 per diluted common share), and a net after-tax investment loss on the Company’s investment portfolio of $9.8 million ($0.05 per diluted common share). Excluding the items above, after-tax adjusted operating income was $357.1 million ($2.09 per diluted common share) in the third quarter of 2025, compared to $398.0 million ($2.13 per diluted common share) in the third quarter of 2024.

“We delivered solid top and bottom-line performance across our core businesses in the third quarter. Our premium and sales growth reflect sustained demand and customer retention for our market leading offerings,” said Richard P. McKenney, president and chief executive officer. “We continue to return capital to shareholders through dividends and share repurchases, while actively managing and reducing exposure in the closed block. With strong capital levels, solid fundamentals, and a clear strategic focus, we remain committed to disciplined execution and confident in our ability to drive long-term growth and create lasting value.”

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains or losses, certain impacts from reinsurance transactions, and reserve assumption updates, and certain other items as specified in the reconciliations below. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. Reserve assumption updates may result in increases or decreases to earnings. These performance measures are in accordance with U.S. generally accepted accounting principles (GAAP) guidance for segment reporting, but they should not be viewed as a substitute for income before income tax, net income, or net loss.

Unum US Segment

Unum US reported a decrease of 7.8 percent in adjusted operating income to $334.9 million in the third quarter of 2025, which excludes the amortization of the deferred gain on reinsurance of $4.6 million, the impact of non-contemporaneous reinsurance of $0.4 million, as well as the net reserve decrease related to the assumption updates of $147.7 million, compared to $363.3 million in the third quarter of 2024, which excludes the net reserve decrease related to the assumption updates of $143.6 million. Premium income increased 1.9 percent to $1,755.4 million in the third quarter of 2025, compared to $1,723.5 million in the third quarter of 2024. Net investment income decreased 5.7 percent to $151.9 million in the third quarter of 2025, compared to the $161.0 million in the third quarter of 2024.

Within the Unum US operating segment, the group disability line of business reported a 14.8 percent decrease in adjusted operating income to $133.5 million in the third quarter of 2025, compared to $156.7 million in the third quarter of 2024, which exclude the reserve decreases of $105.8 million and $90.0 million related to the assumption updates during the third quarters of 2025 and 2024, respectively. Premium income for the group disability line of business was $785.2 million in the third quarter of 2025, which decreased compared to $793.4 million in the third quarter of 2024, driven primarily by the expected run off in medical stop-loss premium and lower persistency, partially offset by an increase in premium income due to sales. Net investment income decreased 4.3 percent to $75.3 million in the third quarter of 2025, compared to $78.7 million in the third quarter of 2024, due to a decrease in the level of invested assets. Excluding the reserve assumption updates, the benefit ratio for the third quarter of 2025 was 61.3 percent, compared to 59.1 percent in the third quarter of 2024, due to lower recoveries in our long-term disability product line and higher average claim size in our short-term disability product line. Group long-term disability sales were $28.4 million in the third quarter of 2025, an increase of 16.4 percent from $24.4 million in the third quarter of 2024. Group short-term disability sales were $24.9 million in the third quarter of 2025, an increase of 56.6 percent from $15.9 million in the third quarter of 2024. Persistency in the group long-term disability product line was 90.6 percent for the first nine months of 2025, compared to 93.5 percent for the first nine months of 2024. Persistency in the group short-term disability product line was 88.6 percent for the first nine months of 2025, compared to 91.9 percent for the first nine months of 2024.

The group life and accidental death and dismemberment line of business reported a 6.3 percent decrease in adjusted operating income to $88.1 million in the third quarter of 2025, compared to $94.0 million in the third quarter of 2024, which exclude the reserve decreases of $3.1 million and $13.0 million related to the assumption updates in the third quarter of 2025 and 2024, respectively. Premium income for this line of business increased 4.5 percent to $517.2 million in the third quarter of 2025, compared to the $494.9 million in the third quarter of 2024, due to sales and in-force block growth, partially offset by lower persistency. Net investment income decreased 4.1 percent to $21.2 million in the third quarter of 2025, compared to $22.1 million in the third quarter of 2024, due to a lower level of invested assets. Excluding the reserve assumption updates, the benefit ratio in the third quarter of 2025 was 66.0 percent, compared to 65.0 percent in the third quarter of 2024, due to higher average claim size in our group life product line, partially offset by lower incidence in our accidental death and dismemberment product line. Group life and accidental death and dismemberment sales were $33.1 million in the third quarter of 2025, an increase of 24.9 percent from $26.5 million in the third quarter of 2024. Persistency in the group life product line was 89.8 percent for the first nine months of 2025, compared to 92.0 percent for the first nine months of 2024. Persistency in the accidental death and dismemberment product line was 88.6 percent for the first nine months of 2025, compared to 91.2 percent for the first nine months of 2024.

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The supplemental and voluntary line of business reported an increase of 0.6 percent in adjusted operating income to $113.3 million in the third quarter of 2025, which excludes the amortization of the deferred gain on reinsurance of $4.6 million, the impact of non-contemporaneous reinsurance of $0.4 million, and the net reserve decrease related to the assumption update of $38.8 million, compared to $112.6 million in the third quarter of 2024, which excludes the net reserve decrease related to the assumption update of $40.6 million. Premium income for the supplemental and voluntary line of business increased 4.1 percent to $453.0 million in the third quarter of 2025, compared to $435.2 million in the third quarter of 2024, due to the continued impacts from the recapture of a previously ceded block of business in the individual disability product line in the first quarter of 2025, higher prior period sales in the voluntary benefits product line, and favorable persistency in the voluntary benefits and dental and vision product lines, partially offset by the impact of ceding a portion of the individual disability product line as a part of the Closed Block long-term care and Unum US individual disability reinsurance transaction (Fortitude Re reinsurance transaction). Net investment income decreased 8.0 percent to $55.4 million in the third quarter of 2025, compared to $60.2 million in the third quarter of 2024, primarily due to a lower level of invested assets and a decrease in the yield on invested assets. The benefit ratio for the voluntary benefits product line, which excludes the reserve decrease of $11.1 million and the reserve increase of $12.2 million related to the assumption updates during the third quarters of 2025 and 2024, respectively, was 46.2 percent in the third quarter of 2025, compared to 45.8 percent in the third quarter of 2024, due to unfavorable benefit experience in the accident product. The benefit ratio for the individual disability product line was 36.9 percent, for the third quarter of 2025, which excludes the impacts of non-contemporaneous reinsurance of 0.4 million and the reserve decrease of $27.7 million, compared to 42.8 percent in the third quarter of 2024, which excludes the reserve decrease of $52.8 million, due to higher claim resolutions resulting from higher recoveries and mortality, partially offset by higher claim incidence. The benefit ratio for the dental and vision product line was 76.5 percent for the third quarter of 2025, compared to 74.6 percent in the third quarter of 2024, due primarily to higher claim incidence. Relative to the third quarter of 2024, sales in the voluntary benefits product line increased 2.2 percent in the third quarter of 2025 to $46.6 million. Sales in the individual disability product line increased 16.7 percent to $34.3 million in the third quarter of 2025. Sales in the dental and vision product line decreased 5.6 percent in the third quarter of 2025 to $11.8 million. Persistency in the voluntary benefits product line was 76.5 percent for the first nine months of 2025, compared to 76.4 percent for the first nine months of 2024. Persistency in the individual disability product line was 87.7 percent for the first nine months of 2025, compared to 89.0 percent for the first nine months of 2024. Persistency in the dental and vision product line was 83.1 percent for the first nine months of 2025, compared to 81.4 percent for the first nine months of 2024.

Unum International Segment

The Unum International segment reported adjusted operating income of $38.8 million in the third quarter of 2025, a decrease of 3.7 percent from $40.3 million in the third quarter of 2024, which exclude the reserve decrease of $5.4 million and the reserve increase of $7.5 million related to assumption updates during the third quarters of 2025 and 2024, respectively. Premium income increased 14.0 percent to $281.1 million in the third quarter of 2025, compared to $246.6 million in the third quarter of 2024. Net investment income increased 19.1 percent to $36.2 million in the third quarter of 2025, compared to $30.4 million in the third quarter of 2024. Sales increased 30.1 percent to $49.7 million in the third quarter of 2025, compared to $38.2 million in the third quarter of 2024.

The Unum UK line of business reported adjusted operating income, in local currency, of £26.3 million in the third quarter of 2025, a decrease of 10.8 percent from £29.5 million in the third quarter of 2024, which exclude the reserve decrease of £0.7 million and the reserve increase of £6.4 million related to assumption updates during the third quarters of 2025 and 2024, respectively. Premium income was £171.0 million in the third quarter of 2025, an increase of 7.6 percent from £158.9 million in the third quarter of 2024, due primarily to in-force block growth, sales, and favorable persistency in the group life and supplemental product lines. Net investment income was £24.1 million in the third quarter of 2025, an increase of 13.7 percent from £21.2 million in the third quarter of 2024, primarily due to higher income from inflation index-linked bonds. The benefit ratio, excluding the impacts of reserve assumption updates, was 73.8 percent in the third quarter of 2025, compared to 69.5 percent in the third quarter of 2024, due primarily to unfavorable benefit experience in the group long-term disability product line and higher inflation-linked experience in benefits, partially offset by favorable incidence in the group life product line. Sales increased 27.3 percent to £29.4 million in the third quarter of 2025, compared to £23.1 million in the third quarter of 2024. Persistency in the group long-term disability product line was 92.3 percent for the first nine months of both 2025 and

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2024. Persistency in the group life product line was 90.2 percent for the first nine months of 2025, compared to 88.6 percent for the first nine months of 2024. Persistency in the supplemental product line was 93.6 percent for the first nine months of 2025, compared to 90.4 percent for the first nine months of 2024.

Colonial Life Segment

Colonial Life reported adjusted operating income of $116.6 million in the third quarter of 2025, a 2.8 percent increase compared to $113.4 million in the third quarter of 2024, which exclude the reserve decreases of $8.9 million and $46.0 million related to the assumption updates during the third quarters of 2025 and 2024, respectively. Premium income increased 3.3 percent to $456.5 million in the third quarter of 2025, compared to $441.9 million in the third quarter of 2024, due to favorable overall persistency and prior period sales. Net investment income increased 11.9 percent to $44.3 million in the third quarter of 2025, compared to $39.6 million in the third quarter of 2024, due to an increase in the level of invested assets and an increase in the yield on invested assets. The benefit ratio, excluding the impacts of the reserve assumption updates, was 48.2 percent in the third quarter of 2025, compared to 47.6 percent in the third quarter of 2024, primarily due to unfavorable benefit experience in the cancer and critical illness product line. Sales increased 3.1 percent to $124.6 million in the third quarter of 2025, compared to $120.9 million in the third quarter of 2024. Persistency in the Colonial Life segment was 78.7 percent for the first nine months of 2025, compared to 78.0 percent for the first nine months of 2024.

Closed Block Segment

The Closed Block segment reported adjusted operating income of $14.1 million in the third quarter of 2025, which excludes the amortization of the cost of reinsurance of $48.6 million and the impact of non-contemporaneous reinsurance of $7.3 million as well as the net reserve increase related to the assumption updates of $640.5 million, compared to $34.2 million in the third quarter of 2024, which excludes the amortization of the cost of reinsurance of $10.4 million and the impact of non-contemporaneous reinsurance of $6.0 million as well as the net reserve decrease related to the assumption updates of $175.3 million. Premium income for this segment is largely driven by our long-term care product line, and in the third quarter of 2025, premium income for long-term care decreased 8.7 percent to $158.6 million, compared to $173.7 million in the third quarter of 2024, primarily driven by the impact of the Fortitude Re reinsurance transaction. Net investment income decreased 21.0 percent to $224.7 million in the third quarter of 2025, compared to $284.3 million in the third quarter of 2024. primarily driven by a decrease in the level of invested assets as a result of the Fortitude Re reinsurance transaction.

Policy benefits including remeasurement loss (gain), excluding the impacts of the reserve assumption updates and non-contemporaneous reinsurance, for the Closed Block segment were lower during the third quarter of 2025 relative to the same period of 2024 driven primarily by the impacts of the Fortitude Re reinsurance transaction, partially offset by an increase in the current period benefit expense resulting from the higher net premium ratio and the impact of capped cohorts, higher average claim size, and lower claim terminations in the long-term care product line. The net premium ratio for long-term care at September 30, 2025 of 97.6 percent was higher than 94.9 percent as of June 30, 2025, due primarily to the impact of the reserve assumption updates in the third quarter of 2025. For more information on the reserve assumption update results see pages 6 and 7.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $47.7 million in the third quarter of 2025, compared to an adjusted operating loss of $49.4 million in the third quarter of 2024, which excludes the loss on legal settlement of $15.3 million, due primarily to increased net investment income, which was driven by an increase in the level of invested assets, and an increase in the yield on invested assets.

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OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 170.6 million for the third quarter of 2025, compared to 186.9 million for the third quarter of 2024. Shares outstanding totaled 169.0 million at September 30, 2025. During the third quarter of 2025, the Company repurchased 3.2 million shares at a total cost of $253.3 million.

Capital Management

At September 30, 2025, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 455 percent, and the holding companies had available holding company liquidity of $1,982.4 million.

Book Value

Book value per common share as of September 30, 2025 was $64.56, compared to $59.36 at September 30, 2024. Book value per common share excluding AOCI as of September 30, 2025 was $77.39, compared to $74.15 at September 30, 2024.

Effective Tax Rate

The effective tax rate on adjusted operating earnings was 21.8 percent in the third quarter of 2025, compared to 20.7 percent in the third quarter of 2024. The increase in the rate was driven primarily by global intangible low taxed income tax and less favorable prior year tax return true ups in 2025.

Outlook

While our core businesses continue to perform in line with our expectations, lower alternative investment income and the ongoing impacts from the annual assumption review reduced third-quarter after-tax adjusted operating earnings by approximately $0.10 per share, and we expect a comparable effect in the fourth quarter.

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GAAP Reserve Assumption Update Impacts to Net Income

($ in millions)
Three Months Ended September 30
2025

Long-term Care
Experience Adjustments
Morbidity Update: Incidence	$(303.0)
Morbidity Update: Claim Mortality	205.2
Other	(14.7)
Total Impact From Experience Adjustments	(112.5)

Strategic Management Actions
Removal of Morbidity and Mortality Improvement Assumption	(841.4)
Removal of Group Long-term Care New Employees on Existing Contract Provision	(211.9)
Additional Actuarial-justified Premium Rate Increases	522.7
Total Impact From Strategic Management Actions	(530.6)
Total Long-term Care	(643.1)
Closed Block - All Other	2.6
Total Closed Block	(640.5)

Core Operating Segments	162.0

GAAP Reserve Assumption Update Impacts to Income Before Income Tax	(478.5)
Tax Benefit	(100.7)
GAAP Reserve Assumption Update Impacts to Net Income	$(377.8)

Strategic actions drive assumption update:
•Assumption update results in minimal impacts to statutory reserves.
•Additional future expected policy benefits of approximately $200 million included in the net premium ratio of 97.6 percent.

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Update to Fairwind Insurance Company (Fairwind) Protections and Sensitivities

($ in billions)
		Impact to Fairwind Best Estimate Liability
Key Assumption	Sensitivity	From	To
Morbidity and Mortality Improvement	Remove	$0.78	Removed
Future Unapproved Premium Rate Increases	Remove	$0.78	$1.00
Active Policy Lapses and Mortality	↓7%	$0.29	$0.32
Claim Incidence	↑3%	$0.26	$0.27
Claim Resolutions	↓2%	$0.19	$0.20
New Money Rate / 30-Year UST[1]	Down to 3.50%	$0.52	$0.50

1U.S. Treasury Securities

Significant protection remains to manage fewer key sensitivities:
•The assumption update impact demonstrates our ability to use our Fairwind protections to manage updates and take strategic actions without the need for capital contributions.
•Post update, protection level remains robust at around $2.0 billion and is positioned well against fewer sensitivities following the removal of morbidity and mortality improvement.
•Protection is measured as Fairwind excess capital plus statutory reserves relative to our best estimate of the value of the liability.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures which exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

•After-tax adjusted operating income or loss, which excludes investment gains or losses, certain impacts from reinsurance transactions, reserve assumption updates, and certain other items;
•Book value per common share, which is calculated excluding AOCI;
•Premium income in constant currency, which excludes the impact of fluctuations in exchange rates between the U.S. dollar and the local currencies in which our Unum International segment is conducted. Given volatility in foreign currency exchange markets, exchange rates can fluctuate between periods. We believe translating prior period results using current period local currency exchange rates provides a more comparable view of our results; and
•Adjusted operating return on equity, which is calculated using after-tax adjusted operating income or loss and excludes from equity the unrealized gain or loss on securities, the effect of change in discount rate assumptions on the liability for future policy benefits, and net gain or loss on derivatives.

Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. Investment gains or losses and unrealized gains or losses on securities depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our Company. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business. Book value per common share excluding AOCI provides a more comparable and consistent view of our results, as AOCI tends to fluctuate depending on market conditions and general economic trends.

At times, we utilize reinsurance transactions to manage risk related to certain portions of our business including the exit of portions of our Closed Block businesses. As a result, we exclude the amortization of the cost of reinsurance and the amortization of the deferred gain on reinsurance that are recognized after the closing of these transactions. We also

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exclude the impact of non-contemporaneous reinsurance for these transactions. While the total equity impact of non-contemporaneous reinsurance is neutral, the difference in original discount rates utilized for direct and ceded reserves results in a disproportionate earnings impact. We believe that the exclusion of these items provides a better view of our results from our ongoing businesses.

Cash flow assumptions used to calculate our liability for future policy benefits are reviewed at least annually and updated, as needed, with the resulting impact reflected in net income. While the effects of these assumption updates are recorded in the reporting period in which the review is completed, these updates reflect experience emergence and changes to expectations spanning multiple periods. We believe that by excluding the impact of reserve assumption updates we are providing a more comparable and consistent view of our results.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Tuesday, November 4, 2025, at 8:00 am (Eastern Time) to discuss the results of operations for the third quarter of 2025. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

To receive dial in information for the call, please register in advance by using the following URL:
https://registrations.events/direct/Q4I3307990. Upon registration you will receive a dial-in number to use to access the event. It is recommended that you register at least 10 minutes before the start of the event. In addition, a live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Tuesday, November 11, 2025 by using the registration URL noted above.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2025 is available on the “Investors” section of the Company’s website.

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ABOUT UNUM GROUP

Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2024, Unum Group reported revenues of $12.9 billion and paid $8.0 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

Visit the Unum Group newsroom (https://www.unumgroup.com/newsroom) for more information, and connect with us on LinkedIn (https://www.linkedin.com/company/unum), Facebook (https://www.facebook.com/unumbenefits/), and Instagram (https://www.instagram.com/unumbenefits/).

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SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities, claim payments, and pricing due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) changes in, or interpretations or enforcement of, laws and regulations; (5) a cybersecurity attack or other security breach resulting in compromised data or the unauthorized acquisition of confidential data; (6) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cybersecurity attack, or other event; (7) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (8) the impact of pandemics and other public health issues on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (9) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (10) ineffectiveness of our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, collateral requirements, changes in interest rates, and/or regulation; (11) our use of artificial intelligence technology, as well as changes in artificial intelligence laws and regulations; (12) changes in our financial strength and credit ratings; (13) our ability to hire and retain qualified employees; (14) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) disruptions to our business or our ability to access data caused by the use and reliance on third party vendors, including vendors providing web and cloud-based applications; (17) ability to generate sufficient internal liquidity and/or obtain external financing; (18) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet sustainability standards and expectations of investors, regulators, customers, and other stakeholders.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2024. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Revenue
Premium Income	$2,688.0	$2,628.8	$8,138.9	$7,866.3
Net Investment Income	476.8	527.8	1,550.7	1,586.4
Net Investment Gain (Loss)	128.0	(12.9)	(96.5)	(24.5)
Other Income	85.6	73.3	238.3	222.5
Total Revenue	3,378.4	3,217.0	9,831.4	9,650.7

Benefits and Expenses
Policy Benefits Including Remeasurement Loss (Gain)	2,325.3	1,461.9	6,172.4	5,056.7
Commissions	335.2	315.1	1,021.9	947.8
Interest and Debt Expense	52.2	49.2	156.2	148.6
Deferral of Acquisition Costs	(173.5)	(163.3)	(521.0)	(495.3)
Amortization of Deferred Acquisition Costs	132.3	133.8	389.9	387.9
Other Expenses	652.4	605.7	1,896.9	1,799.2
Total Benefits and Expenses	3,323.9	2,402.4	9,116.3	7,844.9

Income Before Income Tax	54.5	814.6	715.1	1,805.8
Income Tax Expense	14.8	168.9	150.7	375.4

Net Income	$39.7	$645.7	$564.4	$1,430.4

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.23	$3.46	$3.24	$7.54
Assuming Dilution	$0.23	$3.46	$3.23	$7.52

Weighted Average Common Shares - Basic (000s)	170,248.1	186,400.7	174,152.5	189,665.1
Weighted Average Common Shares - Assuming Dilution (000s)	170,588.8	186,882.4	174,570.0	190,209.7
Outstanding Shares - (000s)			168,962.2	184,501.2

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Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30
	2025		2024
	(in millions)	per share *	(in millions)	per share *
Net Income	$39.7	$0.23	$645.7	$3.46
Excluding:
Net Investment Gain (Loss)
Net Investment Gain Related to the Reinsurance Agreement (net of tax expense of $28.9; $—)	108.7	0.63	—	—
Net Investment Loss, Other (net of tax benefit of $2.1; $3.1)	(7.5)	(0.04)	(9.8)	(0.05)
Total Net Investment Gain (Loss)	101.2	0.59	(9.8)	(0.05)
Amortization of the Cost of Reinsurance (net of tax benefit of $10.3; $2.2)	(38.3)	(0.22)	(8.2)	(0.04)
Amortization of the Deferred Gain on Reinsurance (net of tax expense of $1.0; $—)	3.6	0.02	—	—
Non-Contemporaneous Reinsurance (net of tax benefit of $1.6; $1.2)	(6.1)	(0.04)	(4.8)	(0.03)
Reserve Assumption Updates (net of tax expense (benefit) of $(100.7); $74.8)	(377.8)	(2.21)	282.6	1.51
Loss on Legal Settlement (net of tax benefit $—; $3.2)	—	—	(12.1)	(0.06)
After-tax Adjusted Operating Income	$357.1	$2.09	$398.0	$2.13

* Assuming Dilution

	September 30
	2025		2024
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$10,908.8	$64.56	$10,951.4	$59.36
Excluding:
Net Unrealized Loss on Securities	(1,978.2)	(11.71)	(1,491.2)	(8.08)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	656.6	3.88	(527.0)	(2.86)
Net Loss on Derivatives	(264.2)	(1.56)	(108.9)	(0.59)
Subtotal	12,494.6	73.95	13,078.5	70.89
Excluding:
Foreign Currency Translation Adjustment	(246.1)	(1.46)	(259.9)	(1.40)
Subtotal	12,740.7	75.41	13,338.4	72.29
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(335.4)	(1.98)	(342.7)	(1.86)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$13,076.1	$77.39	$13,681.1	$74.15

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	Three Months Ended
	September 30, 2025	September 30, 2024
	Premium Income	Premium Income in Local Currency[1]		Weighted Average Premium Income Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$230.6		£158.9	1.349	$214.4
Unum Poland	50.5	zł	155.0	0.274	42.5
Total	281.1				256.9
Unum US	1,755.4		$1,723.5		1,723.5
Colonial Life	456.5		$441.9		441.9
Core Operations	$2,493.0				$2,422.3
1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and millions of U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

	After-Tax Adjusted Operating Income (Loss)	Average Allocated Equity[1]	Annualized Adjusted Operating Return on Equity

Three Months Ended September 30, 2025
Unum US	$264.9	$4,428.5	23.9%
Unum International	29.7	804.6	14.8%
Colonial Life	92.0	2,008.0	18.3%
Core Operating Segments	386.6	7,241.1	21.4%
Closed Block	9.1	4,640.1
Corporate	(38.6)	766.0
Total	$357.1	$12,647.2	11.3%
1 Excludes unrealized loss on securities, the effect of change in discount rate assumptions on the liability for future policy benefits, and net loss on derivatives and is calculated using the stockholders' equity balances presented below.

Average allocated equity is computed as follows:

	9/30/2025	6/30/2025
Total Stockholders' Equity	$10,908.8	$11,320.0
Excluding:
Net Unrealized Loss on Securities	(1,978.2)	(2,253.7)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	656.6	1,058.9
Net Loss on Derivatives	(264.2)	(285.0)
Total Adjusted Stockholders' Equity	$12,494.6	$12,799.8

	Three Months Ended
	9/30/2025
Average Adjusted Stockholders' Equity	$12,647.2

12